Exhibit 10.8

INDEPENDENT CONTRACTOR/CONSULTING AGREEMENT

This independent contractor/consulting agreement (the “Agreement”) is made and entered into as of February 25, 2021 (“Effective Date”), by and between Crown Electrokinetics Corp. (the “Company”), at 1110 NE Circle Blvd., Corvallis, Oregon 97330, and Kaizan Reserve, Inc. (“Contractor”), at 1725 Butler Avenue, Suite 207, Los Angeles, California 90025.

1. Contractor’s Services.

a. Contractor’s Duties. Contractor shall serve as Co-President and Chief Marketing Officer of the Company, providing services to the Company and/or its affiliated and or related companies. Such services shall include, without limitation, (i) advising and supporting the Company’s board of directors and management team regarding general strategy, revenue and expense plans, employee and compensation matters, financial planning, potential M&A and overall growth planning, (ii) advising and supporting the Company’s board of directors and management team regarding potential capital raising strategy and direction, (iii) advising and reviewing materials provided by the Company regarding the current and going forward business plan (“Business Plan”), (iv) advising on the operational and staffing plans associated with the Company and Business Plan, (v) advising the Company’s board of directors at board meetings and on associated board updates, as appropriate and (vi) performing general board level and senior management advisory services on various matters that arise in the ordinary course of business (the “Services”). The Services may be modified at the Company’s sole discretion.

b. Manner and Location. Contractor shall have the right to perform the Services in such manner and at such location and time as Contractor deems appropriate so long as all performance deadlines established by the Company are timely and accurately satisfied. Contractor shall provide Contractor’s own equipment in order to perform the Services. While engaged by the Company, Contractor may perform work on behalf of, or provide services to, third parties, whether as a, consultant, or otherwise as long as any third party is not a competitor of the Company and Contractor maintains all of its obligations under its NDA’s (see below in Section 5) executed in connection with this Agreement.

2. Compensation. As full and complete consideration for the Services provided herein by Contractor, and on the condition that Contractor fully and faithfully performs the Services, duties and obligations required to be performed hereunder, and that Contractor is not in breach of this Agreement, the Company shall pay Contractor Five Hundred Fifty Thousand and 00/100 Dollars ($550,000) annually (the “Fee”) for the Services. The Fee shall be payable to Contractor by direct deposit in monthly installments during the contract term. Contractor shall also be eligible for a success fee for each complete fiscal year that Contractor provides Services to the Company hereunder (the “Success Fee”). The performance targets (including non-financial targets) that must be achieved to be eligible for certain Success Fee levels that may be established shall be established by the Company’s Board of Directors (or a committee thereof) annually, in its/their sole discretion, and communicated to Contractor within the first ninety (90) days of the applicable fiscal year (the “Success Fee Year”). Each Success Fee, if any, shall be paid after the Company’s board of directors (or a committee thereof) certifies that the applicable performance targets for the applicable Success Fee Year have been achieved and, if appropriate, to what degree; and in any event within thirty (30) days of the receipt of the audit of the Company’s results for the Success Fee Year. Notwithstanding anything in this Section 2 to the contrary, no Success Fee, if any, nor any portion thereof, shall be payable for any Success Fee Year unless Contractor provides Services to the Company continuously from the Effective Date through the last day of the applicable Success Fee Year. For the period from the Effective Date through the end of the fiscal year following the Effective Date, Contractor shall be considered by the Company’s Chief Executive Officer and the Company’s Board of Directors for a discretionary Success Fee with respect to such period based on the evaluation of Contractor’s performance in such period. In addition, upon the execution hereof, Contractor shall be issued 400,000 restricted stock awards, which vest in equal monthly installments over a period of 36 months, pursuant to the Company’s long-term incentive plan.

3. Term and Termination. This Agreement shall commence on the Effective Date. The Company or Contractor may terminate this Agreement and Contractor’s Services hereunder at any time, without reason or cause, upon thirty (30) days’ written notice (the “Termination Period”). During the Termination Period, the Agreement shall continue in full force and effect. Contractor agrees to cooperate with the Company and to answer any reasonable questions regarding the Services and/or any other matters that fall within the purview of this Agreement. Any unpaid Fees and expenses will be calculated and due upon the conclusion of the Termination Period. In the unlikely event that legal proceedings in court or through arbitration are instituted to collect fees, equity and costs owing to Contractor by the Company, the prevailing party shall be entitled to reimbursement for reasonable attorneys’ fees and other costs incurred as a result of the action or proceeding. Other than compensation for Services performed, Contractor’s compensation under this Agreement shall cease immediately upon the Agreement’s termination.

4. Independent Contractor Status. Contractor enters into this Agreement as, and shall continue to be, an independent contractor. In no circumstance shall Contractor, Contractor’s employees or subcontractors look to the Company as its employer, or as a partner, an agent, or a principal. Contractor, consistent with Contractor’s independent contractor status, shall not be entitled to any benefits accorded to the Company’s employees, including, but not limited to, workers’ compensation, unemployment benefits or life, health, or disability insurance, or retirement benefits. Contractor shall be responsible for providing, at Contractor’s expense and in Contractor’s name any and all licenses, permits, or insurance which is usual or necessary for performing the Services. Contractor shall file all tax returns, tax declarations and tax schedules as necessary and when due, and pay, when and as due, any and all payroll, income or other taxes incurred as a result of Contractor’s compensation. The Company will not withhold any employment taxes from compensation it pays Contractor. Rather, the Company will report the amount it pays Contractor on IRS Forms 1099, to the extent required to do so under applicable Internal Revenue Code provisions and state or local law. None of the benefits, if any, which are provided by the Company to its employees, shall be available to Contractor. Contractor’s exclusion from benefit programs maintained by the Company is a material component of the terms of compensation negotiated by the parties, and is not premised on Contractor’s status as a non-employee with respect to the Company. The Company will not be responsible for withholding taxes with respect to the fees payable hereunder. Contractor agrees to fully indemnify, defend and hold harmless the Company and its members, managers, subsidiaries and affiliates, and the officers, directors, employees, independent contractors, successors and assigns of each of the foregoing against any and all claims, costs, damages, demands, expenses (including without limitation attorneys’ fees, penalties, and interest), judgments, losses or other liabilities of any kind or nature whatsoever arising from or directly or indirectly related to any breach or failure, and the resulting tax ramifications thereof, of Contractor to comply with or otherwise satisfy the requirements of being an independent contractor as described under this Paragraph 4.

5. Confidential Information and Work-For-Hire. Contractor agrees that Contractor will execute a confidentiality agreement and work-for-hire agreement (the “NDAs”), attached hereto as Exhibit A, and agrees that Contractor’s continued affiliation with the Company is contingent upon Contractor’s continued adherence to the NDAs and to the Company’s policies and procedures. In the event that Contractor’s affiliation with the Company terminates for any reason or no reason, Contractor agrees that it will continue to be bound by the provisions of the NDAs which by their terms continue in full force and effect after the termination of Contractor’s affiliation with the Company and are supported by adequate consideration. Contractor shall indemnify the Company for all damages incurred by its violation of the NDAs, and reimburse the Company for any attorneys’ fees and expenses incurred in the Company’s efforts to enforce the NDAs.

6. Return of Materials. Upon termination of this Agreement, or at any time the Company so requests, (a) Contractor shall return immediately to the Company all materials (in written, electronic, or other form) containing or constituting confidential information or related to the Services, including any copies, reproductions, or other images, and (b) Contractor shall not use confidential information in any way for any purpose.

7. Warranties and Indemnification.

a. Contractor Representations. Contractor represents, warrants and agrees that Contractor has the capacity to enter into this Agreement and that Contractor, Contractor's employees and subcontractors (if any) have the qualifications and ability to perform the Services in a professional manner. Contractor further represents, warrants and agrees that Contractor has all licenses, permits or insurance necessary for performing the Services. Contractor further represents that no action undertaken by Contractor herein shall violate the rights of any third party, and that Contractor shall comply with all federal, state and local laws and regulations in force while performing the Services, and all materials created or utilized by Contractor hereunder shall likewise be in compliance with such laws and regulations and shall not infringe upon any patent, copyright, trademark or other proprietary rights of any other person or entity.

b. Indemnification. The Company shall indemnify, defend and hold Contractor and its members, managers, employees, sub-contractors and consultants harmless from and against any and all losses, claims damages, or liabilities, including without limitation, reasonable legal fees and expenses, to which such party may become subject as a result of or in connection with the rendering of the Services hereunder. The Company confirms that it maintains appropriate and adequate insurance and other resources to support any potential claims for indemnification.

8. Governing Law and Arbitration. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California. The parties agree that any dispute, controversy, or claim arising out of or related to your employment with the Company or this Agreement, or any alleged breach of this Agreement, shall be governed by the Federal Arbitration Act (FAA) and submitted to and decided by binding arbitration in Los Angeles County in Los Angeles, California or in such other place as the parties may agree before a single arbitrator.  Arbitration shall be administered before the American Arbitration Association in accordance with the Commercial Arbitration rules of the American Arbitration Association, as amended, except as modified by this Agreement. The Company will pay the arbitrator’s fees and arbitration expenses and any other costs unique to the arbitration hearing. If there is more than one dispute between you and the Company, all such disputes may be heard in a single proceeding. Disputes pertaining to different employees of the Company will be heard in separate proceedings. Any arbitral award determination shall be final and binding on the parties and may be entered as a judgment in a court of competent jurisdiction. Nothing in this Agreement shall prevent the Company from obtaining injunctive relief in court in connection with a claimed violation by you of the NDAs. This Agreement to arbitrate is freely negotiated between you and the Company and is mutually entered into by the parties. By entering into this Agreement, the parties are waiving all rights to have their disputes heard or decided by a jury or a court. The parties agree that this Paragraph shall survive the termination of this Agreement. To the extent that this provision is ruled to be unenforceable for any reason, the parties agree that a court of competent jurisdiction be allowed to “blue-pencil” this provision so that it comports with said court’s concerns while still giving effect to the parties’ intent to arbitrate any disputes arising between them.

9. Background Check and No Other Restrictions. Contractor’s engagement with the Company may be contingent upon the successful completion of a background check (to which Contractor consents and for which Contractor will execute and/or provide any necessary consent forms) that does not uncover material, undisclosed information of a negative nature in accordance with applicable law relative to Contractor or any representatives of Contractor who will be furnishing the Services from time to time to the Company. Contractor has represented to the Company that he/she is authorized to work in the United States and is under no restrictions, contractual or otherwise, that would prevent him/her from being engaged by the Company.

10. Section 409A of the Internal Revenue Code. This Agreement is intended to comply with the requirements of Section 409A and the parties hereby agree to amend this Agreement as and when necessary or desirable to conform to or otherwise properly reflect any guidance issued under Section 409A after the date hereof without violating Section 409A. In case any one or more provisions of this Agreement fails to comply with the provisions of Section 409A, the remaining provisions of this Agreement shall remain in effect, and this Agreement shall be administered and applied as if the non-complying provisions were not part of this Agreement. The parties in that event shall endeavor to agree upon a reasonable substitute for the non-complying provisions, to the extent that a substituted provision would not cause this Agreement to fail to comply with Section 409A, and, upon so agreeing, shall incorporate such substituted provisions into this Agreement. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Contractor by Section 409A or damages for failing to comply with Section 409A. A termination of the Agreement shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amount or benefit constituting “deferred compensation” under Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” In the event that any payment or benefit made hereunder or under any compensation plan, program or arrangement of the Company would constitute payments or benefits pursuant to a non-qualified deferred compensation plan within the meaning of Section 409A and, at the time of Contractor’s “separation from service” Contractor is a “specified employee” within the meaning of Section 409A, then any such payments or benefits shall be delayed until the six-month anniversary of the date of Contractor’s “separation from service”. Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A. All reimbursements for expenses paid pursuant hereto that constitute taxable income to Contractor shall in no event be paid later than the end of the calendar year next following the calendar year in which Contractor incurs such expense or pays such related tax. Unless otherwise permitted by Section 409A, the right to reimbursement or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit and the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, respectively, in any other taxable year.

11. Amendments and Waivers. This Agreement may not be amended except by an instrument in writing, signed by each of the parties. No failure to exercise and no delay in exercising any right under this Agreement shall operate as a waiver thereof.

12. Entire Agreement. The parties agree that all agreements and understanding between the parties concerning the subject matter of this Agreement are embodied in this Agreement. This Agreement shall supersede all prior or contemporaneous agreements and understandings between the parties, whether written or oral, express or implied, pertaining in any manner to the engagement of Contractor, and it may not be contradicted by evidence of any prior or contemporaneous statements or agreements. Unless specifically set forth in this Agreement, no representations, warranties, or covenants have been made or agreed to by the Company, and no agent of the Company has been authorized to make or agree to any such representations, warranties or covenants.

13. Survival. The obligations contained in Paragraphs 4 through 8 shall survive the termination or expiration of this Agreement and shall remain in full force and effect indefinitely.

14. Assignment. Both parties acknowledge and agree that neither this Agreement nor any right hereunder nor interest herein may be assigned or transferred by the other party without the express written consent of the non-assigning party in its absolute discretion. Notwithstanding the foregoing, the Company shall have the right to assign this Agreement and/or any of its rights or obligations set forth herein.

15. Severability. If a court or arbitrator holds any provision of this Agreement to be invalid, unenforceable, or void, such provision shall be enforced to the greatest extent permitted by law, and the remainder of this Agreement and such provision as applied to other persons, places, and circumstances shall remain in full force and effect.

16. Interpretation. This Agreement shall, be construed as a whole, according to it fair meaning, and not in favor of or against any party. Captions and headings are used for reference purposes only and should be ignored in the interpretation of the Agreement.

17. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

CONTRACTOR ACKNOWLEDGES THAT IT HAS HAD THE OPPORTUNITY TO CONSULT LEGAL COUNSEL IN REGARD TO THIS AGREEMENT, HAS READ AND UNDERSTANDS THIS AGREEMENT, IS FULLY AWARE OF ITS LEGAL EFFECT, AND HAS ENTERED INTO IT FREELY AND VOLUNTARILY AND NOT BASED ON ANY REPRESENTATIONS OF PROMISES OTHER THAN THOSE CONTAINED IN THIS AGREEMENT.

The parties have duly executed this Agreement as of the date first written above.

By: ___________________________for
Crown Electrokinetics Corp.

Date: _________________________

Accepted and Agreed:

Kaizen Reserve, Inc.

Date: _________________________

EXHIBIT A

[Confidentiality Agreement and Work-For-Hire Agreement]